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                                                                   Exhibit 10.21

                                                              September 30, 1998

Anthra Pharmaceuticals, Inc.                           Berlex Laboratories, Inc.
19 Carson Road                                             340 Changebridge Road
Princeton, New Jersey  08540                        Montville, New Jersey  07045


         Re:      Option Agreement dated July 6, 1998
                  ("Option Agreement") Between Leiras Oy ("Leiras"), Berlex Laboratories, Inc. ("Berlex") and Anthra Pharmaceuticals, Inc. ("Anthra")

Gentleman:

         In connection with Anthra's exercise of its option under the above Option Agreement, this will confirm our agreement as of the date hereof as follows:

         1. The Development Agreement (as defined in the Option Agreement) is hereby amended as follows:

                  (a) Section 4.6 is amended to change the date of "March 31, 2005" to "March 31, 2006."

                  (b) Section 5.1(b) is amended to change the date of "December 31, 1998" to "January 31, 1999".

                  (c) In Section 6.1(e)(iii) the first three sentences are deleted and replaced with the following:

                           "a royalty for each Royalty Period (or part thereof) on the Net Sales of the Product in the Territory during the period commencing on the date of Launch and ending on the fifteenth (15th) (or, In the event an NDA or SNDA is approved for the Product for the O-Indication, the sixteenth (16th)) anniversary of the Effective Date. The royalty shall be payable at the fixed rate





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                           set forth in the table below relating to the
                           indication for which an NDA is approved and the twelve (12) month period in which such NDA is approved by the FDA (the "Applicable Rate"), except the Applicable Rate with respect to Net Sales of the Product for the O-Indication in the twelve months ending on the sixteenth (16th) anniversary of the Effective Date shall be the lesser of the (i) the Applicable Rate for the preceding twelve months and
                           (ii) the Applicable Rate for the preceding twelve months, disregarding any NDA approval of the Product for the H-Indication. The royalty payable with respect to any Royalty Period shall be computed by multiplying the Applicable Rate by the Net Sales of the Product in the Territory during such Royalty Period."

                  (d) In Section 6.1(f). the first sentence is deleted and replaced with the following:

                           "Notwithstanding anything to the contrary in this Development Agreement, Berlex shall have no obligation to pay Anthra any royalty with respect to Net Sales occurring on or after the fifteenth (15th) (or, in the event an NDA or SNDA is approved for the Product for the O-Indication, the sixteenth (16th)) anniversary of the Effective Date."

                  (e) Section 18.3(a)(ii) is hereby amended to read in its entirety as follows:

                           "In the event that on January 31, 1999 Anthra's total Shareholders' Equity (after making its payment to Leiras under Section 5.1 (b)) is less than negative Three Million Dollars ($-3,000,000) excluding the Mandatorily redeemable convertible preferred stock (which was $11,623,056 on June 30, 1998) or at any time during the period between the Effective Date and the date of EMEA approval of AD 32 for one or more indications pursuant to an application filed by Anthra, Anthra's cash and cash equivalents (or irrevocable commitments therefor) are less than Five Million Dollars ($5,000,000), Leiras and Berlex may terminate this Development Agreement upon ten (10) days prior written notice to Anthra, in the event that Anthra shall fail to remedy such short fall and meet such criteria during such ten-day period. In the event of such termination, upon Anthra's




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                           compliance with its obligations under Section 18.6,
                           and compliance with its obligations under the Manufacturing Agreement to pay any accrued amounts payable to Leiras thereunder, Leiras agrees to reimburse Anthra for the out of pocket development costs reasonably incurred by Anthra under Article 4 and agrees to return to Anthra any payment made by Anthra to Leiras pursuant to Section 5.1(b), (but not any payment made under Section 5.1(a)). Anthra will furnish to Leiras on or before February 15, 1999, a statement signed by Anthra's CFO that Anthra's Shareholders Equity as of January 31, 1999 meets the above criterion. Nothing herein shall modify or amend any other rights of Berlex or Anthra under this Development Agreement with respect to termination or otherwise in the event of material breach or other event. Shareholders Equity shall be determined in accordance with generally accepted accounting principles.

         2. The Manufacturing Agreement (as defined in the Option Agreement) is hereby amended to delete Section 15.1 in its entirety and insert the following in its place:

         Term This Manufacturing Agreement shall have immediate force and effect on the date hereof and, unless earlier terminated pursuant to this Section 15, shall remain in effect until fifteen (15) years after the date of expiration of the Option Period under the Development Agreement, and thereafter unless terminated by (i) Leiras on two (2) years' prior notice effective at the end of such fifteen (15) year period or any anniversary thereof, or (ii) Anthra on two (2) years' prior notice effective on the twentieth (20th) anniversary of the expiration of such Option Period or any subsequent anniversary thereof."

         Any controversy or claim arising out of or relating to this letter agreement shall be settled by arbitration in accordance with the provisions of the Development Agreement and Manufacturing Agreement, respectively.

         This letter agreement may not be amended except in writing signed on behalf of each of the parties hereto.







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         If you agree to the terms hereof, please so indicate on the space provided below.

                  Very truly yours,

                  LEIRAS OY

                       By: /s/ Timo Lappaleinen, /s/ Jhanna Kiaru
                           Timo Lappaleinen           Jhanna Kiaru
                           Vice President             Director - Administration
                                                              and Legal Affairs

Accepted and Agreed:

ANTHRA PHARMACEUTICALS, INC.

By: /s/ Michael C. Walker
     Michael C. Walker

BERLEX LABORATORIES, INC.

By: /s/ Wolfgang Kehr
     Wolfgang Kehr
     Vice President



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